Exhibit 10.13

2016 Management Incentive Plan (MIP)

I.	Purpose

The 2016 MIP is designed to provide an incentive for key members of the MiMedx Group, Inc. (“MiMedx” or “Company”) management team to exceed the 2016 Business Plan and reward those management team members with deserving performance. The MiMedx Board of Directors (the “Board of Directors”) has complete authority to interpret the 2016 MIP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the 2016 MIP (to the extent not inconsistent with Section 162(m) of the Code for payments to Covered Employees).

The portion of the 2016 MIP applicable to Covered Employees (as defined by Section 162(m) of the Internal Revenue Code (the “Code”) is contingent upon the approval of the shareholders of the Company. No bonuses may be paid under the 2016 MIP to Covered Employees unless and until the shareholders of the Company approved the 2016 MIP. The provisions of the 2016 MIP shall be bifurcated, so that certain provisions of the 2016 MIP required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to participants whose compensation is subject to 162(m) of the Code.

The goals of the 2016 MIP are:

1.	To increase shareholder value.

2.	To achieve and exceed the MiMedx 2016 Business Plan.

3.	To reward key individuals for demonstrated performance that is sustained throughout the year.

4.	To enhance the Company’s ability to be competitive in the marketplace for executive talent, and to attract, retain and motivate a high-performing and high-potential management team.

II.	MIP Program Period

This program is in effect from January 1, 2016 through December 31, 2016. The program is subject to adjustment by the Company at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants. No such adjustment may be made if it causes payments to Covered Employees to no longer qualify as qualified performance-based compensation under Section 162(m) of the Code.

III.	MIP Participation and Eligibility

Participation and eligibility is determined by the Board of Directors with the Compensation Committee, as defined herein, approving the eligibility of Covered Employees. No individual is automatically included in the 2016 MIP. Only those individuals approved by the Board of Directors and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on MiMedx or any of its divisions or subsidiaries in any manner.

2016 MiMedx MIP

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force: Incentives are only earned by employees who are in good standing and employed on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment, regardless of the reason for termination of employment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2016.

Existing Participants: Participants who transfer during the period January 1, 2016, through December 31, 2016, from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus, will begin participating at the new MIP level on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days during the year will receive a prorated portion of their earned Base Bonus. The earned Base Bonus for participants on approved leaves of absence of less than 60 cumulative days will not be prorated based on the period of approved leave. Participants who have been on an approved leave of absence for medical or other reasons for greater than 120 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

Covered Employees: The Compensation Committee shall retain discretion to name as a participant any otherwise-eligible Covered Employee hired or promoted after the commencement of the Plan.

IV.	MIP Administration

The Board of Directors has the discretion, subject to the provisions of the 2016 MIP, to make or to select the manner of making all determinations with respect to the 2016 MIP to the extent not inconsistent with Section 162(m) for Covered Employees. The Board of Directors has delegated the administration of the MIP to the Compensation Committee of the Board of Directors (the “Compensation Committee”), who in turn, will approve and subsequently make recommendations to the Board of Directors for final approval of all determinations with respect to the MIP. As delegated by the Board of Directors, the Compensation Committee shall have full authority to formulate adjustments and make interpretations under the 2016 MIP as it deems appropriate. As delegated, the Compensation Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the 2016 MIP. As delegated, the bonus amounts calculated under the 2016 MIP shall be paid only upon the Compensation Committee’s determination, in its sole discretion, that the participant is entitled to them. All matters of delegation of the 2016 MIP will be approved by the Compensation Committee prior to its recommendation to the Board of Directors for final approval. The Compensation Committee shall be comprised at all times solely of two or more directors who are “outside directors” within the meaning of Section 162(m) of the Code.

The Board of Directors may change the plan from time to time in any respect. All decisions made on behalf of the Company by the Board of Directors relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the Board of Directors in its sole discretion.

2016 MiMedx MIP

V.	MIP Incentive Determination and Payment

The 2016 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2016, are eligible for a full year’s participation not subject to proration in accordance with the provisions hereof. All incentives earned under the MIP will be measured and paid annually.

VI.	MIP Participants

The 2016 MIP participants include the Chief Executive Officer (the “CEO”), plus the direct reports to the CEO and Chief Operating Officer (the “COO”).

VII.	MIP Method of Calculation

Each participant’s incentive will be calculated based on the achievement of financial targets and individual objectives. Base bonus for all MIP participants is divided into two financial components and an individual objectives component. 80% of the base bonus is allocated to 2016 Consolidated MiMedx Revenue performance (“Revenue”); 10% is allocated to 2016 Consolidated MiMedx Earnings Before Interest, Taxes, Depreciation, Amortization, and Share Based Compensation Expense performance (“Adjusted EBITDA”); and 10% is allocated to individual objectives performance (“Individual Objectives”).

The financial thresholds for 2016 Revenue and 2016 Adjusted EBITDA indicate the level of respective performance where partial payouts commence. Increased partial payouts are indicated for respective 2016 Revenue and 2016 Adjusted EBITDA performance above the financial threshold and below the financial target. The respective 2016 Revenue and 2016 Adjusted EBITDA targets indicate the point at which the respective target base bonuses are earned. Provided a minimum Adjusted EBITDA Threshold is achieved, each partial level of payout and target base bonus payout is determined independent of the other. Provided a minimum Adjusted EBITDA Threshold is achieved, at each respective level above of Adjusted EBITDA performance and Revenue performance a portion or the entire incentive amount allocated to individual objectives performance may be earned depending on the Participant’s achievement of the individual objective(s).

All performance measures and/or metrics and performance goals will be established in writing and approved by the Compensation Committee and the Board of Directors no later than the earlier of (i) ninety (90) days following the start of the fiscal year to which they relate and (ii) before the lapse of twenty-five percent (25%) of the period to which they relate. All performance measures and/or metrics and performance goals must be uncertain of achievement at the time they are established, and the achievement of the performance measures and/or metrics and performance goals must be determinable by a third party with knowledge of the relevant facts.

Following the end of the Program Period, management will provide documentation to the Compensation Committee confirming the degree of achievement of all performance measures and/or metrics and performance goals pertaining to the 2016 MIP. The Compensation Committee will review the documentation from management, and following its review, the Compensation Committee will certify, in writing, the achievement of such performance measures and/or metrics and performance goals prior to the approval of the Compensation Committee and its subsequent recommendation to the Board of Directors for final approval and payment in accordance with such achievement.

2016 MiMedx MIP

EBITDA Performance

MiMedx Adjusted EBITDA performance has 6 designated levels at which specific portions of the EBITDA component (up to 100% of the Adjusted EBITDA target) are funded for payout.

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Financial Gatekeeper: The Adjusted EBITDA component is a gatekeeper for the Revenue component and the individual objectives component. If Adjusted EBITDA performance is unfavorable to the Adjusted EBITDA Threshold, no payout for Adjusted EBITDA performance, as well as Revenue performance or individual objectives performance can be made. If Adjusted EBITDA performance is favorable to the Adjusted EBITDA Threshold, the Revenue component and the Individual Objectives component are paid out independent of and in addition to the Adjusted EBITDA component.

Revenue Performance

The Revenue performance has 6 designated levels at which specific portions of the Revenue component (up to 100% of the Revenue target) are funded for payout. The Revenue performance also has an additional 6 designated levels (levels 7 through 12 in the table below) above 100% of the Revenue target at which an excess bonus is funded for payout.

Revenue Performance Excess Bonus

If Revenue performance is greater than 100% of the Revenue Target (Level 6 in the Revenue performance table below), the participant may earn an excess bonus. The excess bonus is earned for each level of designated revenue performance at the excess percentage of the Revenue component plus the same excess percentage of the earned EBITDA component and the earned Individual Objectives component (levels 7 through 12 in the Revenue performance table below). Including the excess bonus, the total bonus cannot exceed two (2) times a participant’s Base Bonus amount.

Individual Objectives Performance

If Adjusted EBITDA performance is less than the Adjusted EBITDA Threshold (Level 1 in the EBITDA performance table below), no amounts can be earned for this component of the MIP. If Adjusted EBITDA performance is at or favorable to the Adjusted EBITDA Threshold (Level 1 in the EBITDA performance table below) the participant is eligible to earn a portion or all of the Base Bonus allocated to the Individual Objectives component.

Individual Objectives for the participants are reviewed and approved by the Compensation Committee and recommended for approval by the Board of Directors. The individual objectives are key operational measures and/or major milestone outcomes that are specific the participant’s position and directly related to the overall achievement of the MiMedx Business Plan and/or the MiMedx Strategic Plan. The individual objectives for all Participants will be limited to one or more of the following performance measures and/or metrics: (i) Revenue; (ii) EBITDA; (iii) Adjusted EBITDA; (iv) cash flow (v) Days Sales Outstanding (DSO); (vi) return on equity; (vii) return on assets; (viii) earnings per share; (ix) operations expense efficiency; (x) return on investment; (xi) return on capital; (xii) improvements in capital structure; (xiii) expense management; (xiv) profitability of an identifiable business unit or product; (xv) maintenance or improvement of profit margins; (xvi) total shareholder return; (xvii) market share; (xviii) working capital; (xix) efficiency ratios; (xx) comparison with stock market indices or performance of metrics with peer companies; and (xxi) achievement of performance measures consistent with the foregoing performance measures within a division group, product line, or sales channel. Individual performance objectives for Covered Employees can only be based on the specific business criteria described herein as is acceptable for qualified performance-based compensation under Section 162(m) of the Code.

2016 MiMedx MIP

If all of the individual objectives are achieved, the participant may earn the full Base Bonus amount allocated to the Individual Objectives component of the MIP. If some, but not all, of the individual objectives are attained, a partial amount of the Base Bonus allocated to the individual objectives component may be earned on a proportionate basis.

A table summary of the MIP calculations is as follows:

Adjusted EBITDA Performance and Portions of EBITDA Component Funded

•	Adjusted EBITDA < $53,500,000 (Level 1) = no incentive earned for any MIP component

•	Adjusted EBITDA at $53,500,000 (Level 1) = 10% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	Adjusted EBITDA at $59,500,000 (Level 2) = 25% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	Adjusted EBITDA at $63,000,000 (Level 3) = 50% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	Adjusted EBITDA at $66,700,000 (Level 4) = 75% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	Adjusted EBITDA at $69,600,000 (Level 5) = 90% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	Adjusted EBITDA at $72,500,000 (Level 6) = 100% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	Adjusted EBITDA >$72,500,000 ( Level 6) = 100% of Adjusted EBITDA target bonus (plus earned Revenue and Individual Objectives)

•	For Adjusted EBITDA performance greater that the Adjusted EBITDA target, an Excess Bonus may only be funded based upon Revenue performance greater than 100% of revenue target as described below.

Revenue Performance and Portions of Revenue Component Funded

•	Revenue < $230,000,000 (Level 1) = no incentive earned for Revenue component.

•	Revenue at $230,000,000 (Level 1) = 15% of Revenue target bonus (plus earned Adjusted EBITDA and earned Individual Objectives)

•	Revenue at $244,400,000 (Level 2) = 40% of Revenue target bonus (plus earned Adjusted EBITDA and earned Individual Objectives)

•	Revenue at $249,600,000 (Level 3) = 60% of Revenue target bonus (plus earned Adjusted EBITDA and earned Individual Objectives)

•	Revenue at $254,800,000 (Level 4) = 80% of Revenue target bonus (plus earned Adjusted EBITDA and earned Individual Objectives)

•	Revenue at $257,400,000 (Level 5) = 90% of Revenue target bonus (plus earned Adjusted EBITDA and earned Individual Objectives)

•	Revenue at $260,000,000 (Level 6) = 100% of Revenue target bonus (plus earned Adjusted EBITDA and earned Individual Objectives)

•	Revenue at $262,600,000 (Level 7) = 110% of Revenue target bonus and 110% of earned Adjusted EBITDA and earned Individual Objectives

•	Revenue at $265,200,000 (Level 8) = 120% of Revenue target bonus and 120% of earned Adjusted EBITDA and earned Individual Objectives

•	Revenue at $267,800,000 (Level 9) = 140% of Revenue target bonus and 140% of earned Adjusted EBITDA and earned Individual Objectives

•	Revenue at $270,400,000 (Level 10) = 160% of Revenue target bonus and 160% of earned Adjusted EBITDA and earned Individual Objectives

•	Revenue at $275,600,000 (Level 11) = 180% of Revenue target bonus and 180% of earned Adjusted EBITDA and earned Individual Objectives

2016 MiMedx MIP

•	Revenue at $280,000,000 (Level 12) = 200% of Revenue target bonus and 200% of earned Adjusted EBITDA and earned Individual Objectives

•	The maximum MIP amount is limited to two (2) times the participant’s Base Bonus.

The Compensation Committee shall adjust the corporate and individual performance objectives as the Compensation Committee in its sole discretion may determine is appropriate in the event of unbudgeted acquisitions or divestitures or other unexpected fundamental changes in the business, any business unit or any product to fairly and equitably determine the bonus amounts and to prevent any inappropriate enlargement or dilution of the bonus amounts. In that respect, the corporate and individual performance objectives may be adjusted to reflect, by way of example and not of limitation, (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition and results of operations appearing in the Annual Report on Form 10-K for the applicable year, (v) acquisitions or dispositions or (vi) foreign exchange gains or losses. To the extent any such adjustments affect any bonus amounts, the intent is that the adjustments shall be in a form that allows the bonuses payable to Covered Employees to continue to meet the requirements of Section 162(m) of the Code for deductibility to the extent intended to constitute qualified performance-based compensation.

VIII.	Maximum MIP Payment Amounts

The maximum potential amount to be earned by a participant is two (2) times the participant’s Base Bonus Amount. The determining annual base salary in the earned payout calculation is the annual base salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another. In all cases, the maximum earned payout for the 2016 MIP for any one individual participant cannot exceed $950,000.

IX.	Payment of Earned MIP Amounts

Amounts earned by participants will be paid following the Board of Directors meeting in late February or early March, and such payment date shall be paid between February 15, 2017 and March 15, 2017.

X.	Compliance with Section 162 (m)

It is the intent of the Company that the 2016 MIP and any bonuses payable under the 2016 MIP to participants who are or may become persons whose compensation is subject to Section 162(m) of the Code and that are intended to constitute qualified performance-based compensation satisfy any applicable requirements of Section 162(m) of the Code to qualify as qualified performance-based compensation. Any provision, application or interpretation of the 2016 MIP inconsistent with this intent shall be disregarded or deemed to be amended to the extent necessary to conform to such requirements. The provisions of the 2016 MIP may be bifurcated by the Board of Directors upon recommendation by the Compensation Committee at any time, so that certain provisions of the 2016 MIP required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to participants whose compensation is subject to 162(m) of the Code.

2016 MiMedx MIP

XI.	Exemption from 409A

This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, MiMedx shall be liable to any participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any bonus to be made under this Plan is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. The bonuses under the Plan are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”

XII.	MIP Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, PTO, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings.

MiMedx reserves the right to apply a participant’s incentive payment against any outstanding obligations owed to the Company.